Shareholder Meeting Results (Unaudited)

February 27, 2014 special meeting

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for	Votes against	Abstentions	Broker non-votes
7,400,519 	573,306 	317,543 	0


April 25, 2014 special meeting

At the meeting, a proposal to fix the number of Trustees at 14 was approved as follows:

Votes for	Votes against	Abstentions	Broker non-votes
13,485,077 	727,811 	285,810 	0

At the meeting, each of the nominees for Trustees was elected as follows:

			 Votes for	Votes withheld
Liaquat Ahamed	 	 13,516,464 	 982,241
Ravi Akhoury	 	 13,520,203 	 978,502
Barbara M. Baumann	 13,515,128 	 983,577
Jameson A. Baxter	 13,516,573 	 982,131
Charles B. Curtis	 13,541,372 	 957,332
Robert J. Darretta	 13,554,574 	 944,130
Katinka Domotorffy	 13,529,473 	 969,232
John A. Hill	 	 13,521,047 	 977,657
Paul L. Joskow	 	 13,525,762 	 972,942
Kenneth R. Leibler	 13,559,856 	 938,848
Robert E. Patterson	 13,540,674 	 958,030
George Putnam, III	 13,562,988 	 935,716
Robert L. Reynolds	 13,545,959 	 952,745
W. Thomas Stephens 	 13,503,902 	 994,803

A proposal to convert the fund to an open-end investment company was not approved, as follows:

Votes for	Votes against	Abstentions	Broker non-votes
1,539,482 	5,924,874 	329,608 	0

June 24, 2014 special meeting

At the meeting, a proposal to authorize the Trustees to amend and restate the funds Agreement and Declaration of Trust to revise the quorum requirement for shareholder meetings, with respect to which the April 25, 2014 meeting had been adjourned, was approved as follows:

Votes for	Votes against	Abstentions	Broker non-votes
8,162,915 	1,963,335 	482,303 	0


At the meeting, a proposal to authorize the Trustees to amend and restate the funds Agreement and Declaration of Trust to make other changes, with respect to which the April 25, 2014 meeting had been adjourned, was approved as follows:

Votes for	Votes against	 Abstentions	Broker non-votes
8,510,425 	1,556,883 	 541,241 	0


At the meeting, a proposal to authorize the Trustees to amend the funds Agreement and Declaration of Trust to eliminate certain mandatory shareholder votes on converting the fund to an open-ended investment company, with respect to which the April
25, 2014 meeting had been adjourned, was not approved as follows:

Votes for	Votes against	Abstentions	Broker non-votes
7,406,997 	2,671,360 	530,193 	0


All tabulations are rounded to the nearest whole number.